Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
BY AND AMONG HOLLYWOOD ENTERTAINMENT CORPORATION,
CARSO HOLDINGS CORPORATION AND COSAR CORPORATION

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this
"Amendment"), dated as of June 4, 2004, is made by and among, HOLLYWOOD ENTERTAINMENT CORPORATION, an Oregon corporation (the "Company"), CARSO HOLDINGS CORPORATION, a Delaware corporation ("Parent"), and COSAR CORPORATION, an Oregon corporation ("Acquiror") wholly owned by Parent. The Company, Parent and Acquiror are sometimes referred to herein as the "Parties."

WHEREAS, the Company, Parent and Acquiror have entered into that certain Agreement and Plan of Merger (the "Original Merger Agreement" and, as amended by this Amendment, the "Merger Agreement") dated as of March 28, 2004;

WHEREAS, the Bank Commitment Letter (as defined in the Original Merger Agreement) has been amended and restated; and

WHEREAS, in accordance with Section 11.3 of the Original Merger
Agreement, the Parties wish to amend certain terms and provisions of the Original Merger Agreement in connection with the execution and delivery of the Bank Commitment Letter (as defined below);

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1) References. Capitalized terms used in this Amendment but not defined herein, shall have the meanings ascribed to them in the Original Merger Agreement.

2) Definition of UBS. The defined term "UBS" in Section 1.1 of the Original Merger Agreement is hereby amended in its entirety to read as follows:

"UBS" means, collectively, UBS Loan Finance LLC and UBS Securities
LLC.

3) New Definitions. Section 1.1 of the Original Merger Agreement is hereby amended to include the following defined terms in the appropriate alphabetical order:

"Bear Stearns" means, collectively, Bear Stearns Corporate Lending Inc. and Bear, Stearns & Co. Inc.

"CIBC" means, collectively, CIBC Inc. and CIBC World Markets Corp.

"Wells Fargo" means Wells Fargo Bank, N.A.

4) Financing. Section 5.6 of the Original Merger Agreement is hereby amended in its entirety to read as follows:

5.6  Financing.  Acquiror has delivered to the Company
(i) signed counterpart(s) of the amended and restated bank and bridge facilities commitment letter of UBS, Bear Stearns, CIBC and Wells Fargo, dated as of the date hereof, pursuant to which UBS, Bear Stearns, CIBC and Wells Fargo have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided up to an aggregate of $1.0 billion of debt financing in connection with the transactions contemplated hereby and up to $75.0 million of revolving credit (the "Bank Commitment Letter") and (ii) the signed commitment letter of Leonard Green & Partners, L.P. ("LGP") pursuant to which LGP has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Parent of an amount (the "Equity Commitment Letter" and, together with the Bank Commitment Letter, the "Financing Letters") of at least $219.0 million as provided in the Equity Commitment Letter. The Financing Letters have not been amended and are in full force and effect as of the date hereof. The funds in the amounts set forth in the Financing Letters would be sufficient to enable Acquiror and the Company to pay the Merger Consideration, to make all other necessary payments by them in connection with the Merger (including the repayment of certain outstanding indebtedness of the Company) and to pay all of the related fees and expenses, in each case as contemplated by the Financing Letters (collectively, the "Merger Funds"); provided that the Minimum Notes Condition shall be satisfied at the Notes Tender Price. The financing referred to in the Financing Letters is herein referred to as the "Financing."


5) Acknowledgment. Section 7.4 of the Original Merger Agreement is hereby amended in its entirety to read as follows:

7.4 Acknowledgement. If, having complied with its obligations under Section 6.2, the Company receives an unsolicited Acquisition Proposal prior to obtaining the Company Shareholder Approval and the Board of Directors or the Special Committee of the Board of Directors determines, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, Parent and Acquiror shall permit UBS (a) to enter into discussions and/or negotiations with the Person making such Acquisition Proposal with respect to UBS providing financing to such Person on substantially similar terms as the terms available to Parent and Acquiror (i.e., on a "staple" basis) for such Acquisition Proposal and (b) to provide financing commitment letters and related financing to any Person, on substantially similar terms as the terms available to Parent and Acquiror, who has made an Acquisition Proposal which constitutes or could be reasonably be expected to lead to a Superior Proposal; provided, however, that UBS may provide the entire amount of the Facilities (as defined in the Bank Commitment Letter) to any such Person and receive all fees provided in the Fee Letter (as defined in the Bank Commitment Letter).

6) Entire Agreement. This Amendment, the Original Merger Agreement (together with the exhibits and schedules thereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

7) Governing Law. This Amendment shall be construed in accordance with and governed by the internal Laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, except to the extent that the Merger is mandatorily governed by the laws of the State of Oregon.

8) Representations and Warranties of the Company.   The Company hereby
represents and warrants to Parent and Acquiror as follows:

a. The execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the Merger and the other transactions contemplated by the Merger Agreement have been duly and validly authorized by the Board of Directors of the Company and, except for adoption and approval of the Merger Agreement by the vote of the holders of a majority of the outstanding Company Shares, no other corporate proceedings on the part of the Company are necessary to authorize or consummate the Merger Agreement or to consummate the other transactions contemplated thereby (other than the filing and recordation of the appropriate documents with respect to the Merger in accordance with the OCBA).

b. On or prior to the date hereof, the Company's Board of Directors has adopted resolutions (i) approving this Amendment, (ii) declaring the Merger Agreement and the Merger advisable, and
(iii) approving the Merger Agreement, the Merger and the Voting Agreement, prior to the date on which, to the Knowledge of the Company, any Person that is a party to the Merger Agreement or the Voting Agreement became an "interested shareholder" as such term is defined in Section 60.825 of the OBCA. Neither the execution nor delivery of this Amendment or the performance of the Merger Agreement or any of the Ancillary Agreements, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby constitute (a) a control share acquisition under Sections 60.801 through 60.816 of the OBCA or any applicable Takeover Statute or (b) a prohibited business combination under Section 60.835 of the OBCA or any applicable Takeover Statute. To the Knowledge of the Company, no other Takeover Statute applies or purports to apply to the Merger Agreement, any of the Ancillary Agreements, the Merger or any of the transactions contemplated hereby or thereby.

c. This Amendment has been duly and validly executed and delivered by the Company, and assuming that this Amendment constitutes the valid and binding obligation of Parent and Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors' rights generally and by general principles of equity.

9) Representations of Parent and Acquiror. Parent and Acquiror hereby represent and warrant to the Company as follows:

The execution, delivery and performance by Parent and the Acquiror of this Amendment, and the consummation by Parent and the Acquiror of the Merger and the other transactions contemplated by the Merger Agreement are within the corporate powers of Parent and the Acquiror and have been duly and validly authorized by all necessary corporate action, as applicable, and no other corporate proceedings on the part of Parent or the Acquiror are necessary to authorize this Amendment or to consummate the transactions contemplated by the Merger Agreement. This Amendment has been duly and validly executed and delivered by Parent and the Acquiror, and assuming that this Amendment constitutes the valid and binding obligation of the Company and/or the parties hereto, this Amendment constitutes the valid and binding obligations of Parent and the Acquiror, as applicable, enforceable in accordance with their terms.

10) The Original Merger Agreement; Amendment Governs.. Except as specifically amended hereby, the Original Merger Agreement shall continue in full force and effect in accordance with the provisions thereof in existence on the date hereof. Unless the context otherwise requires, after the date hereof, any reference to the Original Merger Agreement shall mean the Original Merger Agreement, as amended hereby. In the event of a conflict between the Original Merger Agreement and this Amendment, the terms and provisions of this Amendment shall govern.

11) Counterparts. This Amendment may be executed in any number of original or facsimile counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

HOLLYWOOD ENTERTAINMENT CORPORATION
        /s/Tim Price
Name:	Tim Price
Title: 	Chief Financial Officer




COSAR CORPORATION
       /s/John M. Baumer
Name: 	John M. Baumer
Title: 	Vice President




CARSO HOLDINGS CORPORATION
       /s/John M. Baumer
Name: 	John M. Baumer
Title: 	Vice President